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                                                                    EXHIBIT 23.2





                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Lilly ICOS LLC:

We consent to the incorporation by reference in the registration statements (No. 333-63790) on Form S-3 and (Nos. 33-48401, 33-80680, 33-64762, 333-08485,
333-78315, 333-72564 and 333-98071) on Form S-8 of ICOS Corporation of our report dated January 30, 2003 with respect to the balance sheets of Lilly ICOS LLC (a development stage company) as of December 31, 2002 and 2001, and the related statements of operations, comprehensive operations, members' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2002 and the period from October 2, 1998 (inception) to December 31, 2002, which report appears in the December 31, 2002 annual report on Form 10-K of ICOS Corporation.

/s/ KPMG LLP

Seattle, Washington
March 10, 2003